EXHIBIT 24.2

HBK CAPITAL LTD.

(a Cayman Islands exempted company)

CERTIFICATE OF AUTHORITY

April 27, 2017

The undersigned, being a director of HBK Capital Ltd. (“HBK Capital”), hereby certifies that Jon L. Mosle is authorized to act for and on behalf of HBK Capital to carry out the purposes of HBK Capital in relation to filings and requests and related correspondence with the U.S. Securities and Exchange Commission and any other governmental or self-regulatory agency or body with authority to regulate securities or commodities transactions or related business activities.

IN WITNESS WHEREOF, the undersigned, being duly authorized, has caused this Certificate of Authority to be executed and effective as of the date first written above.

HBK CAPITAL LTD.

By:	/s/ David C. Haley
Name:	David C. Haley
Title:	Director